                                                                   EXHIBIT 10.37








                            STOCK PURCHASE AGREEMENT




                                  BY AND AMONG



                               DIGENE CORPORATION



                                       AND





                       STICHTING RESEARCHFONDS PATHOLOGIE,
                              EWALD C.R.M. KEIJSER
                           CHRISTOPHORUS J.L.M. MEIJER
                                       and
                               JAN M.M. WALBOOMERS








                                  June 30, 1998

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.    Definitions.........................................................  1

2.    Acquisition of Stock................................................  6
      (a)  Purchase Price.................................................  6
      (b)  Escrow.........................................................  6
      (c)  Stock Options..................................................  6
      (d)  The Closing....................................................  6
      (e)  Deliveries at the Closing......................................  6

3.    Royalties...........................................................  7
      (a)  Royalty Payments on Licensed Products and
           Combination Products...........................................  7
      (b)  Royalty Payments on Technology Licensing Fees..................  7
      (c)  Maximum Royalty Payments.......................................  8

4.    Representations and Warranties Concerning the
      Transaction.........................................................  8
      (a)  Representations and Warranties of the
           Shareholders...................................................  8
      (b)  Representations and Warranties of the Buyer....................  9

5.    Representations and Warranties Concerning the Company............... 10
      (a)  Organization, Qualification, and Corporate Power............... 11
      (b)  Capitalization................................................. 11
      (c)  Noncontravention............................................... 12
      (d)  Brokers' Fees.................................................. 12
      (e)  Title to Assets................................................ 12
      (f)  Subsidiaries................................................... 12
      (g)  Financial Statements........................................... 12
      (h)  Events Subsequent to Most Recent Fiscal Year End............... 13
      (i)  Undisclosed Liabilities........................................ 14
      (j)  Legal Compliance............................................... 14
      (k)  Tax Matters.................................................... 14
      (l)  Real Property.................................................. 15
      (m)  Intellectual Property.......................................... 15
      (n)  Tangible Assets................................................ 17
      (o)  Inventory...................................................... 17
      (p)  Contracts...................................................... 17
      (q)  Notes and Accounts Receivable.................................. 18
      (r)  Powers of Attorney............................................. 18
      (s)  Litigation..................................................... 18
      (t)  Guaranties..................................................... 18
      (u)  Environmental, Health, and Safety Matters...................... 18
      (v)  Certain Business Relationships with the Company................ 18

6.    Pre-Closing Covenants............................................... 19
      (a)   General....................................................... 19
      (b)   Notices and Consents.......................................... 19

      (c)   Operation of Business......................................... 19
      (d)   Preservation of Business...................................... 19
      (e)   Notice of Developments........................................ 19
      (f)   Exclusivity................................................... 19

7.    Post-Closing Covenants.............................................. 20
      (a)   General....................................................... 20
      (b)   Certain Taxes................................................. 20

8.    Conditions to Obligation to Close................................... 20
      (a)   Conditions to Obligation of the Buyer......................... 20
      (b)   Conditions to Obligation of the Shareholders.................. 22

9.    Remedies for Breaches of This Agreement............................. 22
      (a)   Survival of Representations and Warranties.................... 22
      (b)   Indemnification Provisions for Benefit of the
            Buyer......................................................... 23
      (c)   Indemnification Provisions for Benefit of the
            Shareholders.................................................. 23
      (d)   Determination of Adverse Consequences......................... 23
      (e)   Recoupment Under Other Agreements............................. 23
      (f)   Other Indemnification Provisions.............................. 24

10.   Termination......................................................... 24
      (a)   Termination of Agreement...................................... 24
      (b)   Effect of Termination......................................... 25

11.   Securities Laws Compliance Procedures............................... 25
      (a)   Knowledge Respecting the Buyer................................ 25
      (b)   Status of Shares to be Issued................................. 25
      (c)   Holding Period................................................ 26

      12.   Miscellaneous................................................. 27
      (a)   Press Releases and Public Announcements....................... 27
      (b)   No Third-Party Beneficiaries.................................. 27
      (c)   Entire Agreement.............................................. 27
      (d)   Succession and Assignment..................................... 27
      (e)   Counterparts.................................................. 27
      (f)   Headings...................................................... 27
      (g)   Notices....................................................... 27
      (h)   Governing Law................................................. 28
      (i)   Amendments and Waivers........................................ 28
      (j)   Severability.................................................. 28
      (k)   Expenses...................................................... 29
      (l)   Construction.................................................. 29
      (m)   Incorporation of Exhibits, Annexes, and Schedules............. 29
      (n)   Specific Performance.......................................... 29

Exhibit A --    Historical Financial Statements
Exhibit B-1 --  Confidentiality and Non-Competition Agreement -
                Ewald C.R.M. Keijser

Exhibit B-2 --  Confidentiality and Non-Competition Agreement -
                Christophorus J.L.M. Meijer
Exhibit B-3 --  Confidentiality and Non-Competition Agreement -
                Jan M.M. Walboomers
Exhibit C-1 --  Consulting Agreement - Ewald C.R.M. Keijser
Exhibit C-2 -- Consulting Agreement - Christophorus J.L.M. Meijer Exhibit C-3 -- Consulting Agreement - Jan M.M. Walboomers



Annex 1 -- Notarial Deed of Transfer

                            STOCK PURCHASE AGREEMENT

       This Agreement is entered into as of June 30th, 1998, by and among Digene Corporation (the "Buyer"), and Stichting ResearchFonds Pathologie (the "Foundation"), Ewald C.R.M. Keijser ("Keijser"), Christophorus J.L.M. Meijer ("Meijer") and Jan M.M. Walboomers ("Walboomers"). The Foundation, Keijser, Meijer and Walboomers are sometimes hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders." The Buyer and the Shareholders are referred to collectively herein as the "Parties."

       The Shareholders own all of the outstanding capital stock of Viropath B.V. ("the Company"), a private limited company with limited liability, registered at Amsterdam, The Netherlands, consisting of 40,000 shares of stock.

       This Agreement contemplates a transaction in which the Buyer will purchase from the Shareholders, and the Shareholders will sell to the Buyer, all of the outstanding capital stock of the Company in return for shares of voting stock of the Buyer on the terms and conditions hereinafter set forth.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1.     Definitions.

       "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the reason for any specified consequence.

       "Closing" has the meaning set forth in Section 2(c) below.

       "Closing Date" has the meaning set forth in Section 2(c) below.

       "Combination Product" means a product containing (i) one or more Licensed Products in combination with (ii) one or more diagnostically active products which do not use technology covered by a Valid Claim.

       "Company Share" means a share of stock, par value one guilder (Dfl. 1.00) per share, of the Company.

       "Confidential Information" means any information concerning the businesses and affairs of the Company that (i) is not already generally available to the public and (ii) is otherwise treated by the Company as confidential and proprietary information.

       "Disclosure Schedule" has the meaning set forth in Section 5 below.

       "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

       "Financial Statements" has the meaning set forth in Section 5(g) below.

       "GAAP" means generally accepted accounting principles in The Netherlands as in effect from time to time.

       "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "Liability" or "Liabilities" means any liability or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "Licensed Products" means diagnostic assay products which are covered in whole or in part by a Valid Claim in the country in which such products are manufactured, used or sold.

       "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

       "Most Recent Financial Statements" has the meaning set forth in
Section 5(g) below.

       "Most Recent Fiscal Month End" has the meaning set forth in Section 5(g) below.

       "Most Recent Fiscal Year End" has the meaning set forth in Section 5(h) below.

       "Net Sales" means, with respect to Licensed Products, the gross amount invoiced by the Buyer or its Affiliates in connection with the sale of Licensed Products, expressed in U.S. Dollars, less the sum of the following (to the extent reflected in the gross amount invoiced):
              (i) the cost of packaging, insurance, freight, storage and transportation billed to the purchaser;
              (ii) normal discounts actually granted;
              (iii) rebates actually paid to individual or group purchasers of Licensed Products, including those made to patients, healthcare providers, purchasing groups, insurers or government agencies, which are mandated by federal or other relevant governmental authority;
              (iv) credits allowed for Licensed Products returned or not accepted by customers; and
              (v) taxes (including but not limited to sales, value added, consumption and similar taxes, but excluding income and similar taxes) actually incurred, paid or collected and passed onto the relevant tax authority in connection with the manufacture, importation, use, sale or delivery of Licensed Products to customers insofar as those taxes are in whole or in part irrevocable and not offsetable or creditable against any other taxes paid or payable by the Buyer and its Affiliates.

       "Net Sales" means, with respect to Combination Products, the amount determined by multiplying

(A) the gross amount invoiced by the Buyer or its Affiliates in connection with the sale of Combination Products, expressed in U.S. Dollars, less the sum of the following (to the extent reflected in the gross amount invoiced):
              (i) the cost of packaging, insurance, freight, storage and transportation billed to the purchaser;
              (ii) normal discounts actually granted;
              (iii) rebates actually paid to individual or group purchasers of Combination Products, including those made to patients, healthcare providers, purchasing groups, insurers or government agencies, which are mandated by federal or other relevant governmental authority;
              (iv) credits allowed for Combination Products returned or not accepted by customers; and
              (v) taxes (including but not limited to sales, value added, consumption and similar taxes, but excluding income and similar taxes) actually incurred, paid or collected and passed onto the relevant tax authority in connection with the manufacture, importation, use, sale or delivery of Combination Products to customers insofar as those taxes are in whole or in part irrevocable and not offsetable or creditable against any other taxes paid or payable by the Buyer and its Affiliates;

by (B) a fraction, the numerator of which shall be the cost of the Licensed Product contained in such Combination Product and the denominator of which shall be the total cost of the Combination Product, the cost in each case to be determined in accordance with Digene's regular accounting practice, consistently applied.

       "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "Purchase Price" has the meaning set forth in Section 2(b) below.

       "Securities Act" means the United States Securities Act of 1933, as amended.

       "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "Valid Claim" means any claim of an issued, unexpired patent or of a patent hereinafter issued (and not expired) pursuant to a pending patent application, which patents and applications are set forth on Section 5(m)(iii) of the Disclosure Schedule; provided that such patents and applications have neither been held unenforceable by the final decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, nor been admitted by the holder of the patent to be invalid or unenforceable through reissue, disclaimer or otherwise.

       2.  Acquisition of Stock.

       (a) Purchase Price. On and subject to the terms and conditions of this Agreement, the Shareholders shall convey, transfer and assign to the Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and the Buyer shall accept from the Shareholders, all but not less than all of the outstanding capital stock of the Company in exchange for a total of that number of shares of Common Stock of Digene Corporation, par value $0.01 per share (said shares hereinafter called the "Buyer Stock"), equal to One Million Five Hundred Thousand ($1,500,000) U.S. Dollars in the aggregate (the "Purchase Price"), divided by the average of the closing trading prices per share of Digene Corporation Common Stock for the twenty trading days immediately preceding (but excluding) the second trading day immediately preceding the Closing Date (as hereinafter defined) as posted on the Nasdaq National Market.

       (b) Escrow. From and after the Closing (as hereinafter defined), the Buyer Stock, which shall be registered to each Shareholder in the amount set forth opposite such Shareholder's name on Schedule 2(a), shall be held in escrow by the Buyer for the purpose of providing security for the representations and warranties of the Shareholders set forth herein. For a period of one year following the Closing Date, one hundred percent of the Buyer Stock shall be held in escrow by the Buyer, and for a period of six months following the one year anniversary of the Closing Date, thirty percent of the Buyer Stock shall be held in escrow by the Buyer. For federal income tax purposes, each Shareholder shall be deemed the owner of his or its pro rata portion of the Buyer Stock while such shares are held in escrow by the Buyer.

       (c) Stock Options. In addition to the Purchase Price, at the Closing (as hereinafter defined) the Buyer shall irrevocably grant options, as of the Closing Date (as hereinafter defined), to purchase an aggregate of 50,000 shares of Digene Corporation Common Stock (the "Option Shares") to Messrs. Meijer, Walboomers and Keijser (20,000 options to Meijer, 20,000 options to Walboomers and 10,000 options to Keijser), which options shall be granted pursuant to the terms of the Buyer's 1997 Stock Option Plan and will become exercisable in equal amounts on each of the first five anniversaries of the Closing Date at an exercise price equal to the fair market value of the Common Stock on the Closing Date.

       (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, commencing at 9:00 a.m. local time on June 30, 1998 or such other date or place as the Buyer and the Shareholders may mutually determine (the "Closing Date").

       (e) Deliveries at the Closing. At the Closing: (i) a notarial deed of transfer of all of the Company Shares substantially in the form as attached hereto as Annex 1 will be executed by one of the Civil Law Notaries of Ekelmans Den Hollander in the presence of both the Shareholders and the Buyer

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to which extent each of the Shareholders, the Company and the Buyer will grant a power of attorney to each of the lawyers of Ekelmans Den Hollander to execute such deed on behalf of each of them; and (ii) Keijser will deliver to the Buyer a notarial deed of transfer evidencing the transfer of 10,000 Company Shares from HOM Consultancy B.V. to Keijser.

       3.  Royalties.

       (a) Royalty Payments on Licensed Products and Combination Products. Within sixty days after January 1 and July 1 of each year, the Buyer shall deliver to the Stichting ResearchFonds Pathologie, as representative of the Shareholders (the "Representative"), a royalty of One-Half of One Percent (0.5%) of the Buyer's or its Affiliates' Net Sales of Licensed Products and Combination Products for the preceding six month period ("Royalty Payment on Licensed Products and Combination Products"), together with a report of: (i) the quantity of Licensed Products and Combination Products sold; (ii) Net Sales expressed in U.S. Dollars; and (iii) the total Royalty Payment on Licensed Products and Combination Products payable in U.S. Dollars. Licensed Products and Combination Products shall be considered sold when invoiced to a customer by the Buyer or its Affiliates. Royalty Payments on Licensed Products and Combination Products shall be due for sales to an Affiliate of the Buyer only if a Licensed Product or Combination Product is consumed by such Affiliate, in which case the Royalty Payment on Licensed Products and Combination Products applicable thereto shall be calculated based upon the invoiced price to such Affiliate or a reasonable arms length invoice price if such Affiliate is treated on a more favorable basis than the general trade. Only one Royalty Payment on Licensed Products and Combination Products shall be due the Representative on Net Sales of a Licensed Product or Combination Product irrespective of the number of Valid Claims which cover such Licensed Product or Combination Product. If requested in writing by the Representative, the Buyer shall provide the Representative its calculations with respect to its determination of Net Sales for Combination Products.

       (b) Royalty Payments on Technology Licensing Fees. Within sixty days after January 1 and July 1 of each year, the Buyer shall deliver to the Representative a royalty of Five Percent (5%) of the Buyer's fees received from third parties, during the preceding six month period, for the licensing of technology covered by a Valid Claim to such third parties, but not relating to Licensed Products or Combination Products sold to such third parties ("Royalty Payment on Technology Licensing Fees"), together with a report of: (i) fees received from licensing such technology to third parties, expressed in U.S. Dollars; and (ii) the total Royalty Payment on Technology Licensing Fees payable in U.S. Dollars. Royalty Payments on Technology Licensing Fees shall be paid for the licensing of technology covered by Valid Claims only.

       (c) Maximum Royalty Payments. The aggregate cumulative payment for all Royalty Payments on Licensed Products and Combination Products together with all Royalty Payments on Technology Licensing Fees, which the Buyer is obligated to make under Sections 3(a) and (b) above, shall not exceed One Million ($1,000,000) U.S. Dollars.

       4.  Representations and Warranties Concerning the Transaction.

       (a) Representations and Warranties of the Shareholders. Each Shareholder severally represents and warrants to the Buyer that the statements as to such Shareholder contained in this Section 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(a)).

           (i) Ownership of Capital Stock of the Company. The Shareholder owns the number of shares of stock of the Company set forth opposite such Shareholder's name on Schedule 4(a). The Shareholder has good, marketable and unencumbered title to such shares, free and clear of all liens, security interests, pledges, claims, options and rights of others (collectively, "Stock Rights"). There are no restrictions on the Shareholder's right to transfer such shares to the Buyer pursuant to this Agreement.

           (ii) Authorization of Transaction. The Shareholder has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement except for the Notarial Deed of Transfer required for the transfer of the Company Shares.

           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which such Shareholder is bound or to which any of such Shareholder's assets is subject.

            (iv) Brokers' Fees. The Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (v) Consultant Agreements. The consultant agreements between
       Abbott Laboratories and each of Walboomers and Meijer, as referred to in the Abbott License Agreement, expired as of November 10, 1997 and have not been renewed.

       (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Shareholders that the statements contained in this Section 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4(b)).

              (i) Organization of the Buyer; Authorization of Transaction. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The authorized capital stock of the Buyer consists of 1,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock. The Buyer has, and will continue to have at all times, a sufficient number of authorized but unissued shares of Common Stock to be able to issue all of the shares of the Buyer Stock which are to be issued under Section 2(a) hereof and all the Option Shares issuable on exercise of the options to be granted under Section 2(b) hereof. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer, and this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

              (ii) Status of the Buyer Stock. The shares of the Buyer Stock, when issued and delivered pursuant to the terms of this Agreement and the shares of Common Stock when issued, delivered and paid for upon exercise of the options to be granted under Section 2(b) hereof, will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will be listed for trading on the Nasdaq National Market. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as such may be required by the National Association of Securities Dealers.

              (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

              (iv) The Buyer's Forms 10-K for the year ended June 30, 1997, 10-Qs for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 and the proxy statement for the 1997 Annual Meeting of Stockholders do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (v) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

       5. Representations and Warranties Concerning the Company. The Foundation jointly and severally represents and warrants and each of Keijser, Meijer and Walboomers severally represents and warrants to the Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by the Shareholders to the Buyer on the date hereof (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

       (a) Organization, Qualification, and Corporate Power. The Company is a limited company with limited liability registered at Amsterdam, The Netherlands, and is validly existing, and in good standing under the laws of The Netherlands. The Company is not, and is not required to be, qualified to conduct business in any other jurisdiction. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5(a) of the Disclosure Schedule lists the managing directors and officers of the Company. The Shareholders have delivered to the Buyer correct and complete copies of the Company's Deed of Incorporation and Articles of Association (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of managing directors, and any committees of the board of managing directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its Deed of Incorporation or Articles of Association.

       (b) Capitalization. The entire authorized capital stock of the Company consists of Two Hundred Thousand guilders (Dfl. 200,000.00) divided into Two Hundred Thousand (200,000) Company Shares, of one guilder (Dfl. 1.00) each, of which 40,000 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholders as set forth in Section 4(a) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

       (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 5(c) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

       (d) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

       (e) Title to Assets. Except as set forth in Section 5(e) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

       (f) Subsidiaries. The Company has no Subsidiaries. The Company has no direct or indirect equity participation in any corporation, partnership, trust, limited liability company or other business association.

       (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively, the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, 1996 and 1997 for the Company; and (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the five months ended May 31, 1998 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, include all then outstanding expenses and financial commitments of the Company, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

       (h) Events Subsequent to Most Recent Fiscal Year End. Since December 31, 1997 (the "Most Recent Fiscal Year End"), there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company and the Company has made no distribution of its assets, including cash, other than in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date, except as set forth in Section 5(h) of the Disclosure Schedule:

           (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

           (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) outside the Ordinary Course of Business;

           (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) to which the Company is a party;

           (iv) the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) of any of its capital stock;

           (v) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

           (vi) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

           (vii) there has been no material change in the relationship or course of dealing between the Company and any of its suppliers or customers that has had or is likely to have an adverse effect on the business or prospects of the Company;

           (viii) there has been no material change in, or proposal to make any change in, any document, agreement or arrangement with any customer of the Company, the effect of which would be to reduce the quantity of services sold or to be sold to such customer during any time period;

           (ix) there has not been any other material adverse occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

           (x) the Company has not committed to any of the foregoing.

       (i) Undisclosed Liabilities. The Company has no material undisclosed Liability required to be set forth in its Most Recent Financial Statements in accordance with GAAP which is not so set forth (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability).

       (j) Legal Compliance. The Company and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of local, national and foreign governments (and all agencies thereof).

       (k) Tax Matters.

           (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

           (ii) The Shareholders do not expect any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company. Section 5(k) of the Disclosure Schedule lists all local, national and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, none of which have been audited. The Shareholders have delivered to the Buyer correct and complete copies of all income Tax Returns filed in The Netherlands, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

           (iii) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

       (l) Real Property.

           (i) The Company owns no real property.

       (m) Intellectual Property.

           (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

           (ii) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the managing directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

           (iii) Section 5(m)(iii) of the Disclosure Schedule identifies each registration which has been issued to the Company, in the United States or any other country, with respect to any of its Intellectual Property, identifies each pending application or application for registration which the Company has made, in the United States or any other country, with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property. The Shareholders have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions.
       Section 5(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with its business. With respect to each item of Intellectual Property identified in Section 5(m)(iii) of the Disclosure Schedule:

                     (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                     (C) no action, suit, proceeding, hearing, investigation,
              charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                     (D) the Company has never agreed to indemnify any Person
              for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              (iv) Section 5(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Shareholders have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions. With respect to each item of Intellectual Property required to be identified in Section 5(m)(iv) of the Disclosure Schedule:

                     (A) the license, sublicense, agreement, or permission
              covering the item is legal, valid, binding, enforceable, and in full force and effect;

                     (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                     (C) no party to the license, sublicense, agreement, or
              permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                     (D) no party to the license, sublicense, agreement, or
              permission has repudiated any provision thereof;

                     (E) no action, suit, proceeding, hearing, investigation,
              charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                     (F) the Company has not granted any sublicense or similar
              right with respect to the license, sublicense, agreement, or permission.

              (v) The Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

       (n) Tangible Assets. The Company does not own or lease any buildings, machinery, equipment, or other tangible assets.

       (o) Inventory. The Company has no inventory.

       (p) Contracts.

              (i) Section 5(p) of the Disclosure Schedule lists the contracts and other agreements to which the Company is a party.

              (ii) The Shareholders have delivered to the Buyer, as an exhibit to Section 5(p) of the Disclosure Schedule, a correct and complete copy of each written agreement listed in Section 5(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. There are no other contracts or agreements to which the Company is a party which have been terminated but pursuant to which there are continuing obligations of the Company or of any other party thereto.

              (iii) The license granted by the Company to Organon Teknika, B.V. on May 1, 1993, as referred to in the License, Research and Consultancy Agreement relating to HPV Consensus Primers, dated as of November 10, 1995, among the Company, the Foundation, Meijer, Walboomers and Abbott Laboratories (the "Abbott License Agreement"), has been terminated as of March 26, 1996.

       (q) Notes and Accounts Receivable. The Company has no notes and accounts receivable other than as set forth in the Most Recent Financial Statements.

       (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

       (s) Litigation. The Company and the Shareholders are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and are not a party to, or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any local, national or foreign jurisdiction or before any arbitrator.

       (t) Guaranties. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

        (u) Environmental, Health, and Safety Matters. The Company and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

       (v) Certain Business Relationships with the Company. Except as set forth in Section 5(v) of the Disclosure Schedule, neither the Shareholders nor any Affiliate of any of the Shareholders owns, directly or indirectly, any interest in, or is a managing director, officer or employee of, or consultant to, any corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, supplier or customer of the Company. Except as set forth in Section 5(v) of the Disclosure Schedule, neither the Shareholders nor any Affiliate of any of the Shareholders owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, relating to or affecting the Company or is directly or indirectly, engaged in any transaction with the Company, other than in its capacity as a managing director, officer or employee.

       6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

       (b) Notices and Consents. The Shareholders will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 5(c) above. Each of the Shareholders will (and the Shareholders will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(a)(ii) and Section 4(a)(iii) above.

       (c) Operation of Business. The Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5(h) above.

       (d) Preservation of Business. The Shareholders will cause the Company to keep its business and properties substantially intact.

       (e) Notice of Developments. The Shareholders will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 and Section 5 above.

       (f) Exclusivity. The Shareholders will not (and the Shareholders will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each Shareholder will not vote his or its respective Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

       (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

       (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

       8. Conditions to Obligation to Close.

       (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 4(a) and Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) each Shareholder shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing;

              (iii) the Company shall have obtained the Notarial Deed of Transfer required for the transfer of the Company Shares;

              (iv) there shall have been no material adverse change or development involving a prospective material change in or affecting the financial position, intellectual property or business of the Company since December 31, 1997;

              (v) the Company shall have procured all of the third party consents specified in Section 6(b) above.

              (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
       (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (vii) the Shareholders shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
       Section 8(a)(i)-(vi) is satisfied in all respects;

              (viii) the Buyer and each of Messrs. Keijser, Meijer and Walboomers shall have entered into a consulting agreement substantially in the form attached hereto as Exhibit B-1 (the "Consulting Agreement") and the same shall be in full force and effect;

              (ix) The Buyer and each of Messrs. Keijser, Meijer and Walboomers shall have entered into a confidentiality and non-competition agreement (the "Confidentiality and Non- Competition Agreement") substantially in the form attached hereto as Exhibit B-2 and the same shall be in full force and effect;

              (x) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents (including, but not limited to, all consents, waivers and estoppels) required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

       (b) Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 4(b) above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (iv) the Buyer shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in
       Section 8(b)(i)-(iii) is satisfied in all respects;

              (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

       9.  Remedies for Breaches of This Agreement.

       (a) Survival of Representations and Warranties. All of the representations and warranties of the Shareholders contained in Section 5 above, other than the representations in Section 5(k), shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen months thereafter. The representations and warranties of the Shareholders contained in Section 5(k) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations. The representations and warranties of the Buyer contained in Section 4(b)(iv) shall survive the

Closing (even if the Shareholders knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen months thereafter. The representations and warranties of the Parties contained in Section 4(a)(i),
Section 4(a)(ii), Section 4(a)(iii), Section 4(b)(i), Section 4(b)(ii) and 4(b)
(iii) of this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

       (b) Indemnification Provisions for Benefit of the Buyer. In the event any Shareholder breaches any of his or its representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyer makes a written claim for indemnification against such Shareholder pursuant to Section 12(g) below within such survival period and provided that such claim, together with all other claims for indemnification pursuant hereto, is for damages aggregating a dollar amount in excess of $20,000, then such Shareholder agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach; provided, however, that the maximum liability for indemnification hereunder, which liability shall be joint and several as to the Foundation and several but not joint as to each of Keijser, Meijer and Walboomers, shall be limited, with respect to the Foundation, to a dollar amount equal to the sum of the Purchase Price plus any amount then due to the Shareholders under Section 3 hereof and under the Consulting Agreements, and shall be limited, with respect to each of Keijser, Meijer and Walboomers, to the sum of such Shareholder's pro rata portion of the Purchase Price plus the pro rata portion of any amount due under
Section 3 hereof and the amount due under such Shareholder's respective Consulting Agreement.

       (c) Indemnification Provisions for Benefit of the Shareholders. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 9(a) above, provided that a Shareholder makes a written claim for indemnification against the Buyer pursuant to Section 12(g) below within such survival period and provided that such claim, together with all other claims for indemnification pursuant hereto, is for damages aggregating a dollar amount in excess of $20,000, then the Buyer agrees to indemnify such Shareholder from and against the entirety of any Adverse Consequences such Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the maximum liability for indemnification hereunder shall be limited to a dollar amount equal to the Purchase Price.

       (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using an interest rate of 8% per annum as the discount rate) in determining Adverse Consequences for purposes of this
Section 9.

       (e) Recoupment Under Other Agreements. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in addition to seeking any indemnification to which it is entitled under this Section 9) by notifying the Representative that the Buyer is reducing the pro rata portion of any amount then due under Section 3 hereof or any amount then due to the applicable Shareholder(s) under the Consulting Agreement(s).

       (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement. The Shareholders jointly and severally hereby agree that they will not make any claim for indemnification against the Company by reason of the fact that, prior to the Closing, he or it was a managing director, officer, employee, or agent of such entity or was serving at the request of such entity as a partner, trustee, managing director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

       10. Termination.

       (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

              (i) the Buyer and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (ii) the Buyer may terminate this Agreement by giving written notice to the Representative if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

              (iii) the Buyer may terminate this Agreement by giving written notice to the Representative at any time prior to the Closing (A) in the event any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before July 15, 1998 by reason of the failure of any condition precedent under Section 8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

              (iv) the Shareholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before July 15, 1998, by reason of the failure of any condition precedent under Section 8(b) hereof (unless the failure results primarily from one or more of the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

       (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

       11. Securities Laws Compliance Procedures.

       (a) Knowledge Respecting the Buyer. Each Shareholder represents and acknowledges that: (1) he or it is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of the Buyer which he or it deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock; and (2) he or it has been supplied with copies of all Forms 8-K, 10-K, 10-Q, and all prospectuses and proxy statements filed by the Company within the two-year period immediately preceding the date of this Agreement (the "SEC Documents"), as well as any other information such Shareholder deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Shareholder understands and acknowledges that neither the Buyer nor anyone acting on its behalf has made any representations or warranties other than those contained herein and in the SEC Documents respecting the Buyer or the future conduct of the Buyer's business or of the Company's business, and no Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of the Buyer.

       (b) Status of Shares to be Issued. Each Shareholder agrees, acknowledges and confirms that he or it has been advised and understands as follows:

              (i) Shareholder is acquiring the shares of the Buyer Stock to be issued to him or it and all the Option Shares for his or its own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Shareholder (which opinion shall be satisfactory in form and substance to the Buyer and its counsel), may be made without violating the registration provisions of the Securities Act, Regulation S under the Securities Act or any applicable blue sky laws. Shareholder acknowledges that the shares of the Buyer Stock and the Option Shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and have not been registered under the Securities Act or any state securities laws and therefore must be held indefinitely unless they are subsequently sold in accordance with the provisions of Regulation S and Rule 144, registered under the Securities Act or an exemption from such registration is available. In addition, Shareholder agrees not to engage in hedging transactions with respect to the Buyer Stock or the Option Shares prior to the expiration of the distribution compliance period unless in compliance with the Securities Act.

              (ii) There shall be endorsed on the certificates evidencing the shares of the Buyer Stock delivered at Closing and on the certificates evidencing the Option Shares a legend substantially similar to the following:

       "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS SUCH OFFER, SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS OR ANY EXEMPTION WHICH IS AVAILABLE WITH RESPECT THERETO (SUCH EXEMPTION TO BE SUPPORTED BY AN OPINION OF COUNSEL TO THE SHAREHOLDERS, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE BUYER AND ITS COUNSEL); HEDGING TRANSACTIONS INVOLVING SUCH SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH SUCH ACT."

              (iii) The above restrictions on the transfer of the shares of the Buyer Stock and the Option Shares will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

              (iv) the Buyer and its transfer agent may refuse to effect a transfer of any of the shares of the Buyer Stock and the Option Shares by the Shareholders or any of their successors, personal representatives or assigns otherwise than as contemplated hereby.

       (c) Holding Period. In addition to the restrictions set forth in
Section 11(b)(i) above, the Shareholders hereby agree that they will not sell, convey, assign or otherwise transfer, in the aggregate, at least 30% of the Buyer Stock for at least eighteen months following the Closing Date.

       12. Miscellaneous.

       (a) Press Releases and Public Announcements. The Parties shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

       (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Shareholders; provided, however, that the Buyer may; (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and
(iii) assign any or all of its rights and interests hereunder to any purchaser of the Buyer or of substantially all of the Buyer's assets.

       (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


If to the Shareholders:          Copy to:
-----------------------          --------

The Stichting ResearchFonds      Dorsey & Whitney LLP
Pathologie                       250 Park Avenue
p/a Department of Pathology      New York, NY  10177
De Boelelaan 1117
Post Box 7057                    Attn:  J. Eric Maki, Esq.
1007 MB
Amsterdam, The Netherlands

Attn: Ewald C.R.M. Keijser       Copy to:
                                 --------

If to the Buyer:                 Ballard Spahr Andrews
----------------                            & Ingersoll, LLP
                                 1735 Market Street
Digene Corporation               51st Floor
9000 Virginia Manor Road         Philadelphia, PA 19103-7599
Suite 207
Beltsville, MD  20705            Attn:  Morris Cheston, Jr., Esq.

Attn:  Evan Jones



Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) or the fact that the Closing occurs in Pennsylvania or any other fact that might cause the application of the laws of any jurisdiction other than the State of Maryland.

       (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that the Company has not borne and will not bear any of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

       (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.


                                      *****

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DIGENE CORPORATION


By:/s/ Evan Jones
   -------------------------------
   Evan Jones, President &
   Chief Executive Officer



STICHTING RESEARCHFONDS PATHOLOGIE


By:/s/ Prof. C.J.L.M. Meijer    /s/ Dr. H.B. Jansen
   ---------------------------------------------------
   Name:  Professor C.J.L.M. Meijer
   Title: Chairman




/s/ Ewald C.R.M. Keijser
----------------------------------
Ewald C.R.M. Keijser




/s/ Christophorus J.L.M. Meijer
----------------------------------
Christophorus J.L.M. Meijer




/s/ Jan M.M. Walboomers
----------------------------------
Jan M.M. Walboomers

                                 SCHEDULE 2(a)

     SHAREHOLDER                                 NO. OF SHARES OF COMMON STOCK
     -----------                                 -----------------------------

STICHTING RESEARCHFONDS PATHOLOGIE                          100,037

EWALD C.R.M. KEIJSER                                         45,471

CHRISTOPHORUS J.L.M. MEIJER                                  18,188

JAN M.M. WALBOOMERS                                          18,188

                      OMITTED SCHEDULES, EXHIBITS AND ANNEX

       Copies of the following documents have been omitted from this filing but will be furnished supplementally to the Securities and Exchange Commission upon request.


Disclosure Schedules --
       Schedule 4(a) - Name of Shareholders and Ownership of Company Stock
       Schedule 5(a) - Managing Directors and Officers of the Company
       Schedule 5(c) - Consents, Notices, Filings, Authorizations and Government Approvals Required to Consummate the Transaction
       Schedule 5(e) - Company Assets Subject to Liens
       Schedule 5(h) - Significant Events Subsequent to December 31, 1997 in the Business, Financial Condition, Operations, Results of Operations or Future Prospects of the Company
       Schedule 5(k) - List of Tax Returns Filed for Taxable Periods Ended On or After December 31, 1995
       Schedule 5(m)(iii) - Intellectual Property Owned by the Company; Existing or Pending Registrations
       Schedule 5(m)(iv) - Intellectual Property Owned by a Third Party Licensed for Use by the Company
       Schedule 5(p) - Contracts to which the Company is a Party
       Schedule 5(v) - Shareholders or Affiliate Ownership of any Interest In, or Service as a Managing Director, Officer, Employee or Consultant of any Corporation, Partnership or Firm that is a Competitor of the Company

Exhibit A   --   Historical Financial Statements

Exhibit B-1 --   Confidentiality and Non-Competition Agreement -
                 Ewald C.R.M. Keijser

Exhibit B-2 --   Confidentiality and Non-Competition Agreement -
                 Christophorus J.L.M. Meijer

Exhibit B-3 --   Confidentiality and Non-Competition Agreement -
                 Jan M.M. Walboomers

Exhibit C-1 --   Consulting Agreement - Ewald C.R.M. Keijser

Exhibit C-2 --   Consulting Agreement - Christophorus J.L.M. Meijer

Exhibit C-3 --   Consulting Agreement - Jan M.M. Walboomers

Annex 1 -- Notarial Deed of Transfer